Exhibit 99.2

Stater Bros. Holdings Inc. Announces

Early Tender Results of

Tender Offer and Consent Solicitation

San Bernardino, California, November 29, 2010 — Stater Bros. Holdings Inc. (“Stater Bros.”) announced today the early tender results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its $525 million outstanding aggregate principal amount of 8.125% Senior Notes due 2012 (CUSIP No. 857555AM8) (the “Notes”). The Tender Offer includes a consent solicitation for the amendment of the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain events of default in the indenture (the “Consent Solicitation” and together with the Tender Offer, the “Offer”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated November 12, 2010 (the “Statement”) and will expire at 11:59 p.m., New York City time, on Friday, December 10, 2010 unless extended (the “Expiration Date”).

As of 5:00 pm, New York City time, on November 26, 2010 (the “Consent Payment Deadline”), $477,454,000 aggregate principal amount of Notes were validly tendered, which represented approximately 91% of the outstanding aggregate principal amount of the Notes. Based on such tenders, a majority in principal amount of the Notes have been validly tendered and not validly withdrawn, which is sufficient to approve the Consent Solicitation.

On November 29, 2010, Stater Bros. accepted for purchase and payment all of the Notes that were validly tendered and not validly withdrawn at or prior to the Consent Payment Deadline (the “Initial Payment”). Payment for the Notes pursuant to the Initial Payment is being made today (the “Initial Payment Date”). Holders of Notes who tendered their Notes at or prior to the Consent Payment Deadline are receiving $1,003.75 for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn (which includes the consent payment of $10.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest up to, but not including, the Initial Payment Date. Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, shall receive the tender offer consideration equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Notes previously tendered and Notes that are tendered after the Consent Payment Deadline may not be withdrawn, unless in either case Stater Bros. is otherwise required by applicable law to permit the withdrawal.

Stater Bros. has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer.

Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 873-6300 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Stater Bros.

Stater Bros. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties. Such risks and uncertainties include those described or referenced in the Statement. Stater Bros. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Stater Bros. does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.

STATER BROS. SUPERMARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR 74 YEARS

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